Exhibit 10.3

Amendment to Employment Agreement (“Amendment”)

This Amendment to the Employment Agreement (“Agreement”), dated August 1, 2002, between Curis, Inc. (“Curis”) and Christopher U. Missling (“Employee”), is made as of the 1st day of January, 2004 (the “Effective Date”).

In consideration of the mutual promises and agreements described in this Amendment and in the Agreement, the parties agree as follows:

1. The provisions of Section 1 of the Agreement are deleted in their entirety and amended to read:

Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on August 1, 2002 (the “Commencement Date”) and ending on June 30, 2004 (such period, as it may be extended upon mutual agreement of the parties, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4.

2. The provisions Section 2 of the Agreement are deleted in their entirety and amended to read:

Position.

(i)	The Employee shall serve as Senior Vice President, Strategic Analysis and Planning of the Company. The Employee shall have duties and authority consistent with his position as Senior Vice President, Finance and Strategic Planning as assigned by the President and Chief Executive Officer (the “President”) and the Board of Directors of the Company (the “Board”).

(ii)	The Employee shall report to, and be subject to the supervision of, the President and the Board. The Employee agrees to devote his entire business time to the business and interest of the Company during the Employment Period.

(iii)	The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3. The provisions of Section 3.2 of the Agreement are deleted in their entirety since they are not applicable, it being understood and agreed to that as a result of this Amendment the Employee is not entitled to any bonuses whatsoever. Section 3.2 shall be amended to read:

3.2 [Intentionally omitted.]

4. The last sentence of Section 3.6 is deleted in its entirety. It being understood and agreed to that as a result of this Amendment, the Company will not reimburse Employee for any tax preparation costs whatsoever.

5. The provisions of Section 4 of the Agreement are deleted in their entirety and amended to read:

Termination of Employment Period.

(a) The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the expiration of the Employment Period.

(b) The Company has the right to terminate the Employee’s employment under this Agreement upon verbal notice to the Employee at any time in the event Employee is not performing his assigned duties or is engaging in activities that are harmful to Company it being understood that such determination shall be at the Company’s sole discretion. Any such termination shall be effective upon such notice to the Employee.

(c) The Employee has the right to terminate his employment under this Agreement upon verbal notice to the Company at any time for any reason or no reason. Any such termination shall be effective upon such notice to the Employee.

(d) In the event that Company or Employee terminates the employment relationship before June 30, 2004, Company will pay the Employee the balance of his salary through June 30, 2004.

6. The provisions of Section 6 of the Agreement are deleted in their entirety since they are not applicable, it being understood and agreed to that as a result of this Amendment the Employee is not entitled to any severance payments upon the termination of his employment with the Company for whatever reason and that the Company shall have no obligations to make severance payments to Employee under the terms of the Agreement. Section 6 is amended to read:

Section 6. [Intentionally omitted.]

7. The provisions of the first paragraph in Section 7 of the Agreement are deleted in their entirety and amended to read:

Notices. All notices, instructions, demands, claims, requests and other communications given hereunder or in connection herewith shall be in writing, except as expressly provided for elsewhere in the Agreement. Any such communication shall be sent either (a) by registered or certified mail, return receipt requested, postage prepaid, or (b) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such communication shall be deemed to have been delivered two business days after it is sent by registered or certified mail return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

8. All other terms and conditions of the Agreement shall remain the same.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

CURIS, Inc.

By:	/s/ DANIEL R. PASSERI

Name:	Daniel R. Passeri
Title:	President and Chief Executive Officer

EMPLOYEE

/s/ CHRISTOPHER U. MISSLING